EXHIBIT 12


                              ENGELHARD CORPORATION
              COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in Millions)

                                                                      Years Ended December 31,
                                                    2003          2002          2001           2000          1999

Earnings from continuing operations
     before provision for income taxes
     and cumulative effect of an
     accounting change...................         $    300.6    $    237.9    $    305.2     $    245.7    $    284.1

Add/(deduct)

     Portion of rents representative of
         the interest factor.............               11.9          11.6           8.4            8.8           7.0

     Interest on indebtedness............               24.3          27.4          47.3           64.8          69.2

     Equity dividends....................                5.0           3.9           4.2            4.4           2.4

     Equity in (earnings) losses of
         affiliates......................              (39.4)        (16.2)        (29.1)         (24.2)        (16.3)

     Earnings, as adjusted...............         $    302.4    $    264.6    $    336.0     $    299.5    $    346.4

Fixed Charges

     Portion of rents representative of
         the interest factor.............         $     11.9    $     11.6    $      8.4     $      8.8    $      7.0

     Interest on indebtedness............               24.3          27.4          47.3           64.8          69.2

     Capitalized interest................                3.0           3.0           3.0            3.9           2.6

     Fixed charges.......................         $     39.2    $     42.0    $     58.7     $     77.5    $     78.8


Ratio of Earnings to Fixed Charges.......               7.71           6.30          5.72           3.86          4.40
